Exhibit 107
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
James Hardie Industries public limited company
(Exact Name of Registrant as Specified in its Charter)
T
ABLE
1—N
EWLY
R
EGISTERED
S
ECURITIES

	Security type	Security class title	Fee calculation rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee

1	Equity	Ordinary shares, nominal value €0.59 per share	Other	1,413,567	$24.835	$35,105,936.45	0.00015310	$5,374.72

2	Equity	Ordinary shares, nominal value €0.59 per share	Other	5,838,112	$21.28	$ 124,235,023.36	0.00015310	$19,020.39

	Total Offering Amounts					$159,340,959.81		$24,395.11

	Total Fee Offsets							$24,395.11

	Net Fee Due							$0

1
The amount registered consists of 1,413,567 ordinary shares, nominal value €0.59 per share (the “Ordinary Shares”), of the registrant issuable upon the settlement of restricted stock units and performance-based restricted stock units outstanding pursuant to The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan, as amended (the “Plan”), that have been assumed by the registrant pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 23, 2025, as amended, by and among the registrant, Juno Merger Sub Inc., an indirect wholly owned subsidiary of the registrant (“Merger Sub”), and The AZEK Company Inc. (“AZEK”). Under the terms of the Merger Agreement, on July 1, 2025, Merger Sub merged with and into AZEK (the “Merger”), with AZEK surviving the Merger as an indirect wholly owned subsidiary of the registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional Ordinary Shares issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions. The proposed maximum offering price per unit, calculated as the average of the high and low prices reported of the registrant’s American Depositary Shares on the New York Stock Exchange on June 24, 2025, and the maximum aggregate offering price are estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act.

2
The amount registered consists of 5,838,112 Ordinary Shares issuable upon the exercise of stock options outstanding pursuant to the Plan that have been assumed by the registrant pursuant to the Merger Agreement. Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional Ordinary Shares issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions. The proposed maximum offering price per unit and the maximum aggregate offering price are estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of such stock options.

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ABLE
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FFSET
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LAIMS
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OURCES

		Registrant or filer name	Form or filing type	File number	Initial filing date	Filing date	Fee offset claimed	Security type associated with fee offset claimed	Security title associated with fee offset claimed	Unsold securities associated with fee offset claimed	Unsold aggregate offering amount associated with fee offset claimed	Fee paid with fee offset source

	Rule 457(p)

1	Fee Offset Claims	James Hardie Industries plc	F-4	333-286977	May 5, 2025	—	$24,395.11	Equity	Ordinary shares, nominal value €0.59 per share	8,195,850	$180,181,087.09	—

	Fee Offset Sources	James Hardie Industries plc	F-4	333-286977	—	May 5, 2025	—	—	—	—	—	$27,585.73

1	The registrant has completed the offering that included the unsold securities associated with the claimed offset under the prior registration statement.